EXHIBIT 23.2

CONSENT OF INDEPENT REGISTERED PUBLIC ACCOUNT FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 and related Prospectus of Dwango North America Corp. and subsidiaries (the”Company”) and to the inclusion of our report dated March 4, 2005 on our audit of the consolidated financial statements of the Company as of December 31, 2004 and for the years ended December 31, 2004 and 2003.

/s/ Eisner LLP
New York, New York
April 25, 2005